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                                                                   Exhibit 10.24

                             REYNOLDS AMERICAN INC.

July 29, 2004

Jeff Eckmann
15402 Champion Lakes Place
Louisville, Kentucky  40245

Dear Jeff:

It is my pleasure to confirm our contingent offer to you to join Reynolds American Inc. as Executive Vice President, Strategy/Planning & Integration.

I am pleased to inform you that your contingent offer includes the following key elements:

      - A Total Direct Compensation Package with a target value of $2,137,500. This includes the following three components (see Attachment A: Compensation Summary for details):

            -     An annual base salary of $450,000

            - Participation in the Annual Incentive Award Plan (AIAP). This plan provides you an annual target bonus incentive of 75% of your base pay.

            - A Long Term Incentive Plan (LTIP) grant with a total aggregate value of $1,350,000 at the date of grant. The anticipated grant date is first quarter 2005 after appropriate approvals are obtained following the Effective Date of the Merger. In the future, you will be eligible to be considered for LTIP grants under the same circumstances and LTIP provisions as other similarly situated employees with the Company.

      - A comprehensive package of benefits as described in the attached benefit summaries (See Attachment B: Benefits Summary for Regular, Full-time Exempt and Non-Exempt Employees and Attachment B1:
            Retirement Summary).

      -     Additional individualized benefits:

            - Retiree Health Coverage in the B&W Salaried Health Plan in which you are vested. This is in lieu of the RAI retiree health benefits described in the attached summary of benefits.

            - An Annual Executive Supplemental Payment in the amount of $70,200 beginning in 2005. This is in lieu of executive perquisites. For 2004, your payment will be pro rated based on the number of months you are on the payroll of the new organization.

            - Upon retirement, you will be eligible for reimbursement of tax preparation/financial planning costs, up to a maximum of $6,000 a year. Income will be imputed on this amount, but the company will gross up the taxes.

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      -     Your Eligibility for the Company Vacation with Pay Plan beginning in
            2005. Under this plan, you will be eligible for 25 days of vacation. During 2004, you will be able to take any unused vacation earned with B&W. (see Attachment C: Major Policies Summary).

      - A comprehensive relocation program. (see Attachment D: Relocation Summary).

As you know, this offer of employment is subject to the contingencies outlined below:

      - Completion and effectiveness of the business combination and merger transactions under the agreement announced on October 27, 2003, between R.J. Reynolds Tobacco Holdings, Inc. and Brown & Williamson Tobacco Corporation. The date of such completion being the "Effective Date of the Merger," sometimes referred to as the "Closing Date";

      - Approval of the terms of this agreement by the RAI Board of Directors;

      - Your agreement to sign a post-close executive agreement containing among other terms a severance arrangement, a non-compete agreement and change of control provisions (see sample); and

      - Your agreement to accept the compensation and benefits arrangements summarized in this letter (including attachments) and waive any and all other or additional compensation, benefits and perquisite arrangements, including any such arrangements in existence prior to, or arising from, the Business Combination Agreement dated October 27, 2003.

The role that you have been offered represents a unique and significant opportunity for you to positively shape the future of Reynolds American Inc. We have great confidence that you are well suited for this role and that you will make an outstanding contribution to our business.

I'm looking forward to working with you.

Kind regards,

/s/Susan M. Ivey
Susan M. Ivey
President & CEO
Attachments

Acknowledged and Accepted:

/s/Jeff Eckmann                                      July 29, 2004
--------------------------------                     -------------------
Jeff Eckmann                                         Date

I accept this contingent offer of employment and its terms, understanding that my employment will continue to be "at will," and I relinquish my right to severance benefits in connection with the business combination and merger transactions

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